SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 22, 2005

PEREGRINE SYSTEMS, INC.

(Exact name of the registrant as specified in its charter)

Delaware	000-22209	95-3773312
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3611 VALLEY CENTRE DRIVE, SAN DIEGO, CA	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 481-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17  CFR 240.14d-2(b)).

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01.  Entry Into a Material Definitive Agreement

                On February 22, 2005, the Board of Directors (the “Board”) of Peregrine Systems, Inc. (the “Company”) approved the adoption of a Retention Bonus Plan (the “Plan”).

                Certain executives of the Company selected by the Compensation Committee of the Board of Directors, including all of the Company’s named executive officers, will be eligible to participate in the Plan.  The Plan provides that the participants will be entitled to cash retention bonuses (the “Retention Bonuses”) in amounts determined by the Compensation Committee.  Such amounts will range from $100,000 to $250,000 per Plan participant.  The Board expects that the maximum amount payable pursuant to the Retention Bonuses will be $3,650,000.  The Retention Bonuses will only become payable upon a change in control of the Company, with 50% of the Retention Bonus paid upon the consummation of the change in control, and the remaining 50% paid six months thereafter, subject to the participant’s continued employment with the Company or any successor through that date, or earlier upon a participant’s termination of employment by the Company or any successor without cause or by the participant for good reason.  If, prior to the six-month anniversary of the change in control, a participant’s employment with the Company or any successor is terminated by the Company or any such successor for cause or voluntarily by the participant, such participant will not be entitled to the unpaid portion of the Retention Bonus.

                In addition to the Retention Bonuses described above, the Plan provides for the establishment of a retention bonus pool for the purpose of paying Retention Bonuses in the event of a change in control to key employees of the Company in addition to those executives discussed above.  The amount of the Retention Bonuses that such employees will be entitled to receive will be based upon the value attributed to the Company in connection with the change in control.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 28, 2005		PEREGRINE SYSTEMS, INC.

	By:	/s/ Kenneth Saunders
Kenneth Saunders
Executive Vice President and Chief Financial Officer